EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-159159, 333-183488, 333-198674 and 333-220186 on Form S-8 and Registration Statement Nos. 333-198675, 333-215672 and 333-218308 on Form S-3 of our report dated March 13, 2020, relating to the consolidated financial statements of Harrow Health, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Harrow Health, Inc. for the year ended December 31, 2019.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California

March 13, 2020